Exhibit 99
                                                                   ----------




                              MEREDITH CORPORATION
                           FISCAL 1999 FIRST QUARTER
                         EARNINGS PER SHARE AT-A-GLANCE


               (Note:  All figures are adjusted for stock splits)






-- The chart below depicts comparable quarterly and fiscal-year diluted earnings per share (EPS) before special items and discontinued operations:



                  1st Qtr.   2nd Qtr.   3rd Qtr.   4th Qtr.   Fiscal Year
                  --------   --------   --------   --------   -----------

    F1993            .06        .09        .10        .10          .35
    F1994            .08        .13        .16        .13          .50
    F1995            .14        .19        .18        .20          .71
    F1996            .17        .22        .24        .28          .91
    F1997            .22        .31        .33        .36         1.22
    F1998            .27        .40        .37        .42         1.46
    F1999            .32




-- Fiscal 1999 first quarter earnings before nonrecurring items were 32 cents per share, up from 27 cents per share in fiscal 1998.


-- First quarter net earnings of 35 cents per share included an after-tax gain of 3 cents per share from the sale of the net assets of the Better Homes and Gardens Real Estate Service to GMAC Home Services, Inc.